Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 28th day of April 2011 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2011; to re-approve the terms of the 2006 Stock-Based Incentive Compensation Plan; to conduct a non-binding say-on-pay advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement; to conduct a non-binding advisory vote on the frequency of future say-on-pay votes; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 8, 2011 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel
Philadelphia, Pennsylvania
March 21, 2011

We cordially invite you and hope that you will attend the Annual Meeting in person, but, if you are unable to attend, the Board of Directors requests that you sign the Proxy and return it, without delay, in the enclosed envelope or vote by telephone or through the Internet as described on the Proxy Card.  Please note that, if you have not specifically instructed your broker how to vote, your broker may not vote your shares nominally held in such broker’s name with respect to election of Directors, the re-approval of the 2006 Stock-Based Incentive Compensation Plan, the say-on-pay advisory vote or the advisory vote on the frequency of future say-on-pay votes.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 28, 2011:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and Annual Report to Shareholders are available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 28, 2011

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 28, 2011, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Annual Meeting.  The cost of soliciting Proxies will be borne by the Company.  The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,500 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Annual Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2010, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 21, 2011.

On March 1, 2011, there were 155,742,925 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 8, 2011 are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Shareholders may be represented by Proxy at the Annual Meeting by completing and returning the Proxy or voting by telephone or through the Internet.  The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business.  Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification.  Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes.  Directors are elected and the advisory vote on the frequency of future say-on-pay votes will be determined by plurality vote.  Other matters are determined by a majority of the votes cast.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has fixed the number of Directors at 11.  It is intended that the Proxies will be voted for the election of the 11 nominees named below as Directors, and no more than 11 will be nominated by the Company.

Mr. Alan Rutherford, a member of the Board of Directors of the Company since 1991, notified the Company in January 2011 of his decision not to stand for re-election at the Annual Meeting.  Prior to his retirement from the Company in March 2009, Mr. Rutherford served as Chief Financial Officer of the Company and as the Vice Chairman of the Board.  The Company is grateful for Mr. Rutherford’s many years of dedicated service.

The names of the nominees and information concerning them and their associations as of March 1, 2011, as furnished by the nominees, follow.  The principal occupations and the directorships stated below include the nominees’ occupations and directorships with any U.S. publicly-traded companies or registered investment companies during the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE FOR ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

(a) Member of the Executive Committee	(c) Member of the Compensation Committee
(b) Member of the Audit Committee	(d) Member of the Nominating and Corporate Governance Committee

___________________________________________

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	68	Senior Managing Director of Brock Capital Group; former Chairman and Chief Executive Officer of Structured Ventures and former Executive Officer of several General Electric financial services companies; Chairman of United Rentals; also a Director of Quest Diagnostics and a former Director of West Pharmaceutical Services, Lincoln National Corporation and Aames Investment Corporation	2000

Name	Age	Principal Occupation	Year Became Director

John W. Conway (a)	65	Chairman of the Board, President and Chief Executive Officer of the Company; also a Director of PPL Corporation	1997

Arnold W. Donald (c)	56	President and Chief Executive Officer of The Executive Leadership Council; former President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International and former Chairman and Chief Executive Officer of Merisant Company; also a Director of Carnival Corporation, The Laclede Group and Oil-Dri Corporation of America and a former Director of The Scotts Company and Russell Corporation	1999

William G. Little (a), (c), (d)	68	Former Chairman and Chief Executive Officer of West Pharmaceutical Services; also a former Director of Constar International	2003

Hans J. Löliger (c), (d)	68	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group	2001

James H. Miller	62	Chairman, President and Chief Executive Officer of PPL Corporation	2010

Josef M. Müller (b)	63	President of Swiss Association of Branded Consumer Goods ‘PROMARCA’; former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011

Thomas A. Ralph (a), (b), (d)	70	Retired Partner, Dechert	1998

Hugues du Rouret (b)	72	Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Member of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France	2001

Jim L. Turner (c)	65	Principal of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	65	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Roadrunner Transportation Systems	2004

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications and skills as well as each potential nominee’s ability to contribute to the Board.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.”

The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board.  In addition, each of the nominees has exhibited during his or her prior service as a Director the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.  Moreover, the Board believes that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas.  These areas include organizational leadership and corporate governance; finance; management in the packaging, food and beverage and other industries; and international business.  The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Dr. Britell brings to the Board a comprehensive understanding of U.S. and foreign business and regulatory matters gained through her experience as an executive officer of multi-national financial services companies and as the chief executive officer of a private company advising private equity and venture capital firms and other financial institutions.  Dr. Britell’s experience in finance also qualifies her as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations, and she chairs the Audit Committee of the Board.  In addition, Dr. Britell chairs the board of another public company traded on the New York Stock Exchange (the “NYSE”) and serves or has recently served on the boards of directors and audit committees of a number of other publicly-traded companies.

Mr. Conway has served as the Chairman of the Board and the Chief Executive Officer of the Company for over 10 years, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 35 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business.  Mr. Conway also serves as a director of another publicly-traded company.

Mr. Donald brings to the Board leadership and other senior management experience and a deep understanding of the food industry from his role as chairman and chief executive officer of a food industry company.  He is president and chief executive officer of a professional network of African-American executives of major U.S. companies.  In addition, Mr. Donald has broad experience in corporate governance as a director, past and present, of a number of other NYSE-listed companies in various industries.

Mr. Little brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and chief executive officer for over 12 years of a NYSE-listed, international pharmaceutical packaging company.  Mr. Little also has significant experience in corporate officer positions in the European and Asia-Pacific regions.  He formerly served on the board of another publicly-traded packaging company supplying the food and beverage industries.

Mr. Löliger’s experience as president of a global packaging company and chief executive officer of a global provider of security inks and integrated security solutions brings to the Board a seasoned and deep understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board, the Nominating and Corporate Governance Committee and the Compensation Committee a distinct viewpoint on corporate governance and executive compensation.

Mr. Miller brings to the Board leadership and other senior management experience, both domestic and international, from his role as chairman and chief executive officer of an international energy and utility holding company.  Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities as the chief executive officer at a highly regulated utility company.

Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the chief executive officer of the company’s greater China region, a region of significant growth for the Company.  Mr. Müller brings to the Board significant emerging market business development and management experience.

Mr. Ralph has a broad background in legal and corporate governance matters.  He served as a partner, both in the United States and in Europe, of an international law firm for over 30 years, where his practice encompassed a broad range of international and domestic corporate matters, including acquisitions, divestitures, corporate finance and securities.  Mr. Ralph brings to his position as Chairperson of the Nominating and Corporate Governance Committee and Presiding Director of the Board a wide-ranging understanding of corporate governance.  Mr. Ralph also has significant finance and accounting experience and serves on the Audit Committee of the Board.

Mr. du Rouret’s experience as chairman and chief executive officer of a European division of an international group of energy and petrochemicals companies gives the Board a veteran understanding of a global operations structure similar to that of the Company.  Mr. du Rouret also has an extensive knowledge of finance and accounting from his executive experience and serves as a member of the Audit Committee of the Board.  Like Messrs. Löliger and Müller, Mr. du Rouret is a European national, is a director of several European companies and has extensive knowledge of European business and markets.

Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and chief executive officer of the largest independent soft drink bottler in the United States, gives the Board deep insight into the industry of many of the Company’s significant customers.  Mr. Turner has valuable experience in business development, finance and mergers and acquisitions.  Mr. Turner also serves as a director of a NYSE-listed food and beverage company.

Mr. Urkiel’s experience as chief financial officer of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel’s accounting and finance experience are utilized in part by his service on the Audit Committee of the Board.  Mr. Urkiel also serves as director of another NYSE listed company.

Nine of the eleven nominees for re-election named above have been determined by the Board to be independent under the listing standards of the NYSE and the Company’s By-Laws.  See “Corporate Governance – Director Independence.”  The Nominating and Corporate Governance Committee believes that all eleven  nominees are independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 1, 2011, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

BlackRock, Inc. and its affiliates (2) 40 East 52nd Street New York, NY 10022	12,244,019	7.9%

Iridian Asset Management LLC and its affiliates (3) 276 Post Road West Westport, Connecticut 06880	8,358,835	5.4%

________________________________

(1)	Percentages are derived based upon 155,742,925 shares of Common Stock outstanding as of March 1, 2011.

(2)
Based on Amendment No. 1 to the Schedule 13G filed on February 3, 2011 with the SEC, BlackRock, Inc. and its affiliates identified in such Schedule 13G have beneficial ownership of such shares of the Company’s Common Stock.

(3)
Based on Amendment No. 4 to the Schedule 13G filed on January 25, 2011 with the SEC, Iridian Asset Management LLC (“Iridian”) has beneficial ownership of such shares of the Company’s Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.  David L. Cohen and Harold J. Levy may be deemed to possess beneficial ownership of the shares of the Company’s Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian and of their having the power to vote and direct the disposition of shares of the Company’s Common Stock as joint Chief Investment Officers of Iridian.  Messrs. Cohen and Levy disclaim beneficial ownership of such shares.  Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Mr. Cohen, 12.5% by Mr. Levy, 37.5% by LLMD LLC, a Delaware limited liability company, and 37.5% by ALHERO LLC, a Delaware limited liability company.  LLMD LLC is owned 1% by Mr. Cohen and 99% by a family trust controlled by Mr. Cohen.  ALHERO LLC is owned 1% by Mr. Levy and 99% by a family trust controlled by Mr. Levy.  The principal business address of Messrs. Cohen and Levy is 276 Post Road West, Westport, CT 06880.

The following table shows, as of March 1, 2011, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2010; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

Jenne Britell	58,458	*
John Conway (2)(3)	2,176,459	1.4%
Timothy Donahue (3)	208,362	*
Arnold Donald (4)	55,923	*
Christopher Homfray	191,183	*
William Little	32,197	*
Hans Löliger	60,799	*
Raymond McGowan (5)	157,651	*
James Miller	687	*
Josef Müller	0	*
Thomas Ralph	60,023	*
Hugues du Rouret	48,300	*
Alan Rutherford	271,958	*
Jozef Salaerts (6)	104,135	*
Jim Turner	58,411	*
William Urkiel	23,630	*
Directors and Executive
Officers as a Group of 18 (7)	3,654,826	2.3%
__________________________
* Less than 1%

(1)	Percentages are derived based upon 155,742,925 shares of Common Stock outstanding as of March 1, 2011.

(2)	Includes 650,000 shares of Common Stock subject to presently exercisable options held by Mr. Conway.

(3)
Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”).  Messrs. Conway and Donahue are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(4)
Includes 36,026 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee, and 5,300 shares of Common Stock pledged by Mr. Donald as security for a loan from a third-party.

(5)	Includes 30,000 shares of Common Stock subject to presently exercisable options held by Mr. McGowan.

(6)	Includes 34,000 shares of Common Stock subject to presently exercisable options held by Mr. Salaerts.

(7)	Includes 859,250 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2010, there were five meetings of the Board of Directors.  Each Director during his or her term of service attended at least 75% of the aggregate meetings held by the Board of Directors and by the committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders.  In 2010, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board of Directors has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, Josef Müller, Thomas Ralph, Hugues du Rouret, Jim Turner and William Urkiel are independent under the listing standards of the NYSE and the Company’s By-Laws.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws that require a majority of the Board nominees to be Independent Directors.  A Director is an “Independent Director” under the Company’s By-Laws if the Director: (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above.

In making the foregoing determinations, the Board of Directors considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Dr. Britell and Messrs. Conway and Little, directors of Fox Chase Cancer Center – a charitable contribution by the Company and employee mammogram screenings.  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and, also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of The Laclede Group – ordinary course of business purchase of gas for a Company facility.  None of these transactions fell within the NYSE listing standards disqualifying criteria or the Company’s By-Laws disqualifying criteria.

Of the remaining Directors, John Conway is a current Executive Officer of the Company and is therefore not independent.  Until December 2010, Mr. Conway served on the compensation committee of PPL Corporation’s board of directors, which precludes Mr. Miller’s independence under the listing standards of the NYSE for three years following the end of Mr. Conway’s service on that committee.

Board Leadership and Risk Oversight.  Mr. Conway serves as both Chairman of the Board and President and Chief Executive Officer of the Company, and Mr. Ralph, as the Chairperson of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over meetings of the executive sessions of the non-management Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Conway serve as both Chairman of the Board of Directors and President and Chief Executive Officer because of the unified leadership and direction this structure gives the Board as well as its Executive Officers.  This structure is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans.  In addition, because Mr. Conway manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Conway presides at the meetings of the Board.  Moreover, the Board believes that its other structural features, including nine independent Directors and ten non-management Directors among the slate of 11 Directors standing for election at the Company’s Annual Meeting, regular meetings of non-management Directors in executive session, key committees consisting wholly of independent Directors and an independent Presiding Director, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically consults with the Executive Officers regarding the Company’s risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Compensation.  Directors who are also employees of the Company receive no additional compensation for services as Directors.  Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash committee fees and attendance fees.  Cash base Director’s fees are $70,000 annually, and cash meeting attendance fees are $1,500 per Board meeting.  Annual grants of Company Common Stock consist of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors.  Cash committee fees are as follows:  for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all committee members, an attendance fee of $1,500 per committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.  Directors may defer receipt of all, or any part, of their Director compensation.

Director Stock Ownership.  Under the Company’s Corporate Governance Guidelines, after four years of service on the Board of Directors, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base Director’s fees.  As of March 1, 2011, each Director with four or more years of service on the Board of Directors owned the required minimum level of Common Stock.

Audit Committee.  In 2010, the Audit Committee had eight meetings.  The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Müller, Ralph, du Rouret and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board of Directors has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and the Company’s By-Laws and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.  The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee.  In 2010, the Compensation Committee had three meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Little, Löliger and Turner, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Löliger serves as Chairperson of the Compensation Committee.  The Board of Directors has adopted a written Compensation Committee Charter.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were four meetings of the Nominating and Corporate Governance Committee in 2010.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger and Ralph, each of whom is independent under the listing standards of the NYSE and the Company’s By-Laws.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board of Directors and its committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of committees of the Board of Directors and performs other corporate governance functions.  Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  While the Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as nationality, race and gender as well as professional backgrounds and geographic and industry experiences.  The Nominating and Corporate Governance Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.  Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2012 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the non-management Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the non-management Directors or the Board as a whole may do so by writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”  The Company intends to disclose amendments to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The Company policy relating to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2010 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2010 (collectively, the “Named Executive Officers” or “NEOs”).  The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Executive Summary.  The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for the Shareholders and to efficiently use capital invested in the Company’s businesses.  To achieve this objective, our executive compensation program is ownership-oriented, and the Company’s annual incentive plan utilizes “at risk” performance-based compensation incentives focused upon “economic profit” that is driven by gross profit and cash flow from operations.

•	Our gross profit and cash flow from operations resulted in 2010 Company economic profit of $431 million which is a 25.8% increase over 2009 economic profit.

•
Our strong cash flow from operations was used to repurchase approximately 8 million shares of Company Common Stock and to purchase our partners’ interests in several joint ventures.  It also provides the capital necessary to pursue the Company’s strategy of expansion in emerging markets in each of the Company’s Divisions, such as Eastern Europe, the Middle East and North Africa in the European Division, China and Southeast Asia in the Asia-Pacific Division and Brazil in the Americas Division.

•
Over the past five years, the Company’s strong performance has enabled the Company to repurchase approximately 22 million of its outstanding shares, while at the same time reducing total outstanding debt by $524 million.

The Company’s senior management team continued to deliver these strong results in what has been a difficult global economy over the last several years.  In addition, the Company continued to execute on its key business strategies of providing quality products and service to its existing customers in developed markets, growing in targeted emerging markets, increasing margins through ongoing cost reductions and improving customer service through technological innovation.

As indicated above, our executive compensation program is focused upon “at risk” compensation and stock ownership.  Accordingly, a significant portion of our NEOs’ total direct compensation either is tied to the accomplishment of performance objectives or provided in the form of Company stock, most of which is performance-based.  Total direct compensation is comprised of base salary, annual performance-based cash incentive and long-term equity incentives (including time-based and performance-based restricted stock).  The following chart illustrates the allocation of 2010 average total direct compensation for our NEOs (as set forth in the Summary Compensation Table below) among these various components and highlights the Company’s emphasis on “at risk” and equity-based compensation.

Allocation Among Components of
2010 Total Direct Compensation
for Named Executive Officers

The Board of Directors believes that the executive compensation program is effective because it is strongly linked to the success of the Company as evidenced by the Company’s stock market performance in recent years when compared to its peers and certain market indices.  The following graph compares the cumulative yearly total return on the Company’s Common Stock against the cumulative yearly total return of the S&P 500 Index and the Dow Jones “U.S. Containers & Packaging” Index for the period of five years ending December 31, 2010.

COMPARATIVE STOCK PERFORMANCE

Comparison of Five-Year Cumulative Total Return (a)
Crown Holdings, S&P 500 Index and Dow Jones “U.S. Containers & Packaging” Index (b)

(a)	Assumes that the value of the investment in Crown Holdings Common Stock and each index was $100 on December 31, 2005 and that all dividends were reinvested.

(b)
Industry index is weighted by market capitalization and is comprised of Crown Holdings, AptarGroup, Ball Corporation, Bemis Company, Greif, MeadWestvaco Corporation, Owens-Illinois, Packaging Corporation of America, RockTenn Company, Sealed Air Corporation, Silgan Holdings, Smurfit-Stone Container Corporation, Sonoco Products Company and Temple-Inland.

We continually monitor our executive compensation program as to competitiveness with our peer group.  We also monitor our program with respect to best practices, and over the last several years we have taken the following actions, among others:

•
Established stock ownership guidelines for our NEOs under which our CEO is expected to own Company Common Stock equal in value to six times his annual base salary and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.

•
Adopted a minimum holding period policy applicable to restricted stock under which the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.

•	Adopted a recoupment or “clawback” policy with respect to the annual incentive bonus plan for NEOs.

•	Changed the targets under the Company’s long-term incentive plan so that the allocation of restricted stock will be two-thirds performance-based and one-third time-based.

•
Used tally sheets to review total compensation, the current mix of compensation, issues of internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

•	Eliminated tax gross-up payments in connection with automobile allowances.

Compensation Committee.  The Compensation Committee (the “Committee”) of the Board of Directors is currently comprised of four non-employee Directors, all of whom are independent under the NYSE listing standards and the Company’s By-Laws.  During 2010, the Committee members were Hans Löliger (Chairperson), Arnold Donald and Jim Turner.  (William Little was elected to the Committee on February 24, 2011.)  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com under the link “Corporate Governance.”

Compensation Philosophy and Objectives.  The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance.  Accordingly, for 2010, the Committee changed the allocation of restricted stock under the Company’s long-term incentive plan to one-third time-based restricted stock and two-thirds performance-based restricted stock.  Previously, the allocation was one-half time-based restricted stock and one-half performance-based restricted stock.

During 2010, consistent with its stock ownership-oriented compensation philosophy and its focus on long-term performance, the Committee increased the stock ownership guidelines for our CEO requiring retention of minimum levels of Company Common Stock.  Under the new guidelines, the CEO is expected to own Company Common Stock equal in value to six times his annual base salary, and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.  Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax value of any Common Stock received as the result of an option exercise or restriction lapse.  As of March 1, 2011, all of the NEOs either owned more than the minimum level of Common Stock or are otherwise in compliance with the stock ownership guidelines.

In 2010, the Committee adopted a minimum holding period policy applicable to restricted stock with respect to which the restriction has lapsed.  Under this policy, the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.  An NEO who has already satisfied the stock ownership guideline must still retain 50% of the after-tax value of newly unrestricted shares for at least two years.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2010, the Committee met three times.  The Committee usually meets with the CEO and the CFO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO.  Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include:  financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

In addition, the Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component effects each NEO’s total compensation.  For 2010, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO’s compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  To assist the Committee in carrying out its responsibilities, the Committee has historically engaged Towers Watson (previously known as Towers Perrin), an executive compensation consulting firm, to conduct a competitive assessment of its compensation program for the NEOs.  During late 2010, a group of Towers Watson executive compensation consultants left Towers Watson to form a new independent executive compensation consulting firm, Pay Governance LLC.  The Committee terminated its relationship with Towers Watson and engaged Pay Governance to act as its independent advisor with respect to 2011 compensation decisions.  Neither Towers Watson nor Pay Governance have other consulting relationships with the Company or its management.

In advising the Committee regarding 2010 compensation for NEOs, Towers Watson developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  To provide a broad perspective of the market, competitive levels were developed at the 50th, 62.5th and 75th percentiles for the following elements of pay:

(i)	base salary,

(ii)	target annual incentive,

(iii)	target total cash compensation (base salary plus target annual incentive),

(iv)	accounting value of long-term equity incentives and

(v)	target total direct compensation (target total cash compensation plus the accounting value of long-term equity incentives).

In establishing its benchmarks, Towers Watson gathered data for the 20 public companies defined as the “Peer Group.”  Members of the Peer Group were selected based upon their industry, market capitalization and global operations and the relevant markets for executive talent.  The Peer Group is comprised of: Avery Dennison Corporation, Ball Corporation, Bemis Company, Campbell Soup Company, Colgate-Palmolive Company, Dean Foods Company, Dr Pepper Snapple Group, Eastman Chemical Company, Greif, H.J. Heinz Company, MeadWestvaco Corporation, Nestlé USA, Owens-Illinois, Pactiv Corporation, PPG Industries, S.C. Johnson & Son, Sealed Air Corporation, The Sherwin-Williams Company, Smurfit-Stone Container Corporation and United States Steel Corporation.  Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.  To provide a broader frame of reference, Towers Watson also analyzed each NEO position against data from general industry.

Compensation Strategy for CEO.  Mr. Conway has been an employee of the Company or its predecessors since 1974 and was elected CEO in 2000.  The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic performance.

In determining the CEO’s direct compensation for 2010, the Committee evaluated the CEO’s performance and the Company’s performance in 2009, as well as performance since Mr. Conway’s election as CEO in 2000.  The Committee continued to focus upon the Company’s improvement during Mr. Conway’s tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including gross profit and cash flow from operations; the Company’s penetration into and growth in a number of emerging markets important to the Company’s future, including China, Southeast Asia, Brazil, Eastern Europe and the Middle East; and the Company’s total shareholder return since November 2000 when Mr. Conway was elected CEO and the price of the Company’s Common Stock was $8.19 per share.

Due to the Board’s desire to retain Mr. Conway as CEO and maintain the experience and steady leadership he provides the Company together with his extensive international experience and global vision, and in view of the CEO’s exceptional performance on behalf of the Company over an extended period of time and his successful leadership during this difficult economic climate, the Committee determined that the CEO’s target total direct compensation would continue to be set towards the upper range of the Peer Group.  Accordingly, the Committee used the 75th percentile of the Peer Group’s target total direct compensation as a market check in determining the CEO’s compensation.  However, the 75th percentile is a guidepost and not an absolute target.  In conjunction with the Committee’s emphasis on stock-based compensation, a significant portion of the CEO’s 2010 compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO.  For 2010, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data were reviewed as an additional market reference and to ensure robust competitive data.

•
Target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group’s target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

•
Target total cash compensation levels were set towards the upper middle range of the Peer Group.  For this purpose, the Committee used the 62.5th percentile of the Peer Group’s target total cash compensation as a market check and a guidepost but not an absolute target.

•
The amount of the long-term equity incentive component of the executive compensation program was determined as the approximate difference between the desired target total direct compensation level and the target total cash compensation level.

Components of Compensation.  For 2010, the principal components of compensation for NEOs were:

(i)	base salary,

(ii)	annual incentive bonus,

(iii)	long-term equity incentives,

(iv)	retirement benefits and

(v)	perquisites.

The Company has employment contracts with all of the NEOs other than Mr. Salaerts.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However, under special circumstances such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary on a mid-year basis.

The Committee has determined that base salary levels for the NEOs should be targeted towards the upper middle range of the Peer Group for seasoned executives and the middle range or lower of the Peer Group for NEOs with less tenure in their current positions.  The Committee considers the CEO to be a seasoned executive and the other NEOs as having less tenure in their current positions.  The Peer Group data produced by Towers Watson indicated that the base salary levels for the NEOs (other than our CEO) were somewhat below the 50th percentile.  Consequently, the Committee approved increases in the base salaries of Messrs. Donahue, McGowan and Salaerts.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the operating performance of the Company as well as the individual contribution of the NEO.  Accordingly, the Company maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specific weighted performance measures: economic profit, modified operating cash flow and individual qualitative factors.  The Committee believes the use of economic profit and modified operating cash flow as performance measures under the EP Plan are closely correlated with increases in shareholder value.  The Committee reviews the EP Plan’s design annually and approves any design changes or amendments.

Each year, the Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  The 2010 targets and maximum bonus opportunities for the NEOs were as follows:

Name	Minimum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary

John Conway	0%	115%	345%
Timothy Donahue	0%	80%	240%
Christopher Homfray	0%	80%	240%
Raymond McGowan	0%	80%	240%
Jozef Salaerts	0%	75%	225%

Based upon the Peer Group information provided by Towers Watson, the annual incentive compensation targets for NEOs were generally at or above the 50th percentile.  Accordingly, the Compensation Committee did not approve increases in the target bonus percentages for the NEOs except in the case of Mr. Salaerts whose target was increased from 60 % to 75%.

The EP Plan has three performance measures as described below:

(i)	economic profit – defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital; and

(iii)
individual qualitative factors – defined generally as achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

For purposes of the EP Plan, cost of capital is defined as the average capital employed multiplied by the average cost of capital.  Capital employed is generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed are the following items: investments, net goodwill, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  For 2010, the EP Plan used a cost of capital of 12%.

At the target bonus level, the individual components are weighted: individual qualitative factors – 10%, modified operating cash flow – 40% and economic profit – 50%.  However, above the target bonus level, the portion of the total bonus attributable to economic profit is increased.  The portion of each NEO’s bonus based upon economic profit may be increased, subject to the maximum amount limitation, if less than the maximum award is achieved under the modified operating cash flow or qualitative components.  No bonus will be paid for economic profit arising from accounting changes or similar non-cash items.

At the beginning of each year, the Committee determines target levels of performance for each performance metric.  At year end, the Committee assesses the actual results versus the original goals to determine the final awards.  The Committee must approve all awards, and all awards are subject to review and discretionary adjustment by the Committee.

The economic profit component of the EP Plan is determined based upon improvement over the prior year, as adjusted by any economic profit carryover discussed below.  Each NEO is assigned a percentage of target bonus related to economic profit earned in excess of the prior year.  If an NEO’s bonus is limited by the maximum award limitation, or earned but otherwise not paid at the Committee’s discretion, any unused economic profit will be carried forward to the following year but will be at risk depending on future years’ results. At the beginning of 2010 there was $165.4 million of cumulative economic profit carryover with respect to Messrs. Conway and Donahue, $14.8 million with respect to Mr. McGowan, $57.9 million with respect to Mr. Homfray and $10.5 million with respect to Mr. Salaerts.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.  Performance below 90% of the target results in no incentive bonus attributable to modified operating cash flow.  Upon attaining 90% of the target performance with respect to the modified operating cash flow component, 62.5% of the incentive bonus attributable to such component will be earned.  The incentive bonus attributable to modified operating cash flow is thereafter incrementally increased based upon performance until a cap of 120% of the target is reached.  If such maximum target is attained, 150% of the incentive bonus attributable to modified operating cash flow will be earned.

Like corporate objectives, individual performance objectives are intended to challenge executives with goals that contribute to the achievement of the annual operating plan and improve Company performance.  The individual qualitative factors involve such objectives as the Company continuing to grow in emerging markets and to develop and bring to market new and improved products for customers.

The targets in 2010 were set at the Company level for the CEO and CFO and at the divisional level for the other NEOs.  For Messrs. Conway and Donahue, the economic profit and modified operating cash flow targets were $360.6 million and $647.2 million, respectively.  For Mr. McGowan, the economic profit target was $127.5 million, and the modified operating cash flow target was $249.5 million.  For Mr. Homfray, the economic profit target was $224.4 million, and the modified operating cash flow target was $470.0 million.  For Mr. Salaerts, the economic profit target was $31.2 million, and the modified operating cash flow target was $57.0 million.  The qualitative performance objectives for Mr. Conway involved continuing to grow and expand the business in emerging markets, bringing new and improved products to market, and continuing strong relationships with Shareholders.  In the case of Mr. Donahue, his qualitative performance objectives included assisting in driving the Company’s strategic plan, ensuring no material weaknesses in the Company’s Sarbanes-Oxley compliance, improving the Company’s balance sheet and liquidity, continuing strong relationships with Shareholders and continuing development of a productive finance team.  With respect to the other NEOs, their qualitative performance objectives with respect to their individual divisions involved continued growth in emerging markets, development and delivery of new and improved products, implementation of certain cost savings initiatives, achievement of employee safety targets and the development of productive management teams.

Generally, the Committee attempts to set the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or which the Company expects to face in the coming year.  For example, with respect to modified operating cash flow, 2010 targets were set below 2009 actual results due to the forecasted increase in capital investment required for the Company’s expansion in emerging markets.

For 2010, the maximum bonus opportunity was capped at 300% of the target bonus.  As mentioned above, as the bonus opportunity is increased, much greater emphasis is placed upon economic profit.  Accordingly, for 2010, between 10% and 15% of the 300% maximum bonus could have been earned based upon qualitative factors, between 25% and 60% of the 300% maximum bonus could have been earned based upon modified operating cash flow and between 50% and 250% of the 300% maximum bonus could have been earned based upon economic profit performance.

After reviewing 2010 results compared to the targeted performance measures, the Committee determined that the qualitative factors for all NEOs had been satisfied.  In addition, the Committee determined that, with respect to the Company, the actual economic profit and modified operating cash flow were $431.0 million and $894.2 million, respectively.  Accordingly, the EP Plan payouts for Messrs. Conway and Donahue were capped at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit.  This resulted in cumulative unused economic profit for Messrs. Conway and Donahue of $189.8 million that will be carried forward to future years.  With respect to the Americas Division, the actual economic profit and modified operating cash flow were $154.6 million and $306.6 million, respectively.  Therefore, the EP Plan payout for Mr. McGowan was capped at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit based in part upon the use of $1.5 million of economic profit carry-forward from prior years.  This resulted in cumulative unused economic profit for Mr. McGowan of $13.3 million that will be carried forward to future years.  With respect to the European Division, the actual economic profit and modified operating cash flow were $243.0 million and $655.0 million, respectively.  Therefore, the EP Plan payout for Mr. Homfray was capped at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit based in part upon the use of $17.8 million of economic profit carry-forward from prior years.  This resulted in cumulative unused economic profit for Mr. Homfray of $40.1 million that will be carried forward to future years.  Finally, with respect to the Asia Pacific Division, the actual economic profit and modified operating cash flow were $46.1 million and $79.0 million, respectively.  The Committee determined that Mr. Salaerts would also receive an EP Plan payout at the 300% level, attributable 10% to qualitative factors, 60% to modified operating cash flow and 230% to economic profit.  Accordingly, this resulted in cumulative unused economic profit for Mr. Salaerts of $19.7 million that will be carried forward to future years.

Long-Term Equity Incentives.  The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and time-based restricted stock and performance-based restricted stock grants are therefore part of the executive compensation program.  The Committee further believes that a portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders.  Annual grants vary in size based on the Company’s and the executive’s performance.  In addition to the annual equity awards, the Committee may approve equity awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.

The Committee approved the following approach for 2010:

•
Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) at the upper range of the Peer Group for the CEO and the middle range of the Peer Group for the other NEOs, after taking into account the cash compensation.

•	One-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock.

•
Two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock consisting of Common Stock that could be earned based upon the Company’s total shareholder return relative to a group of industry peers over a performance period, as described below.  A target number of shares was established for 2010 for each NEO.  The performance period will be three calendar years in length.  The lapse of restrictions on performance-based shares generally will not occur until the third anniversary of the grant date, if at all.  The Committee believes that this structure provides a strong retention element since an NEO terminating employment (other than for retirement, disability or death) will leave behind potential vesting based on the results of three separate performance periods.

The Committee believes that for purposes of comparing shareholder returns it is more appropriate to utilize a peer group limited to the container and packaging industry.  As mentioned above, during 2009 the Committee engaged Towers Watson to review the group of industry peers and develop alternative groups for consideration.  As a result, for determining shareholder return, the group of selected industry peers was changed to be the Dow Jones “U.S. Containers & Packaging” Index, comprised of AptarGroup, Ball Corporation, Bemis Company, Greif, MeadWestvaco Corporation, Owens-Illinois, Packaging Corporation of America, Pactiv Corporation, Rock-Tenn Company, Sealed Air Corporation, Silgan Holdings, Sonoco Products Company and Temple-Inland.

In addition, the Committee determined that performance-based shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Total shareholder return is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period.  The Company’s total shareholder return for the three-year calendar period ending December 31, 2009, was 22.3% based upon the closing price of the Company’s Common Stock on such date (i.e., $25.58 per share) compared to the closing price on December 31, 2006 (i.e., $20.92 per share).  When compared to the total shareholder return of the other companies in the industry peer group, the Company ranked at the 83rd percentile.  Therefore, in accordance with the preceding schedule, the performance-based shares were awarded at the 179.54% level.

Retirement Benefits.  As an incentive for long-term employment, the Company maintains several retirement plans.  In the United States, the Company maintains a defined benefit pension plan (“U.S. Pension Plan”) for certain eligible employees in which three NEOs (Messrs. Conway, Donahue and McGowan) participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2010, benefits from the U.S. Pension Plan are limited to $195,000 per year and may be based only on the first $245,000 of an employee’s annual earnings.

The Company also maintains a defined benefit pension plan for the benefit of certain of its employees in the United Kingdom (“U.K. Pension Plan”) in which one of the NEOs (Mr. Homfray) participates.  The U.K. Pension Plan provides normal retirement benefits for Mr. Homfray at age 60 based on the average of his three highest consecutive years of earnings in the last 10 years prior to employment termination.  For purposes of the U.K. Pension Plan, earnings are limited to base salary.  Average earnings are multiplied by 1.67% for each year of service credited under the U.K. Pension Plan to produce a participant’s annual pension benefit.  Benefit payments under the U.K. Pension Plan are subject to an annual cost of living increase, limited to a maximum 5% increase for benefits earned prior to April 1, 2008 and 2.5% for benefits earned on or after such date.

Because of the benefit limits under the U.S. Pension Plan and the U.K. Pension Plan described above, and the fact that not all NEOs participate in a defined benefit pension plan, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”).  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits and, in certain cases, the savings plan benefits described below.

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are required to be paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to the receipt of such benefit, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including three NEOs (Messrs. Conway, Donahue and McGowan), are able to contribute a portion of their salaries on a pre-tax basis.  Subject to limits of the Code, the Company will match 50% of the first 3% of pay that is contributed to this 401(k) plan.  Mr. Salaerts participates in an international defined contribution retirement benefits plan to which Mr. Salaerts is permitted to contribute a portion of his salary up to $12,000 annually.  The Company contributes an amount equal to 9% of Mr. Salaerts’ base salary and bonus to this plan on behalf of Mr. Salaerts.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.  For 2010, the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverages and, in certain cases, overseas allowances.

Tax Deductibility of Executive Compensation.  To the extent compensation paid to any NEO exceeds $1 million for any year, it will not be deductible for federal income tax purposes unless such compensation is “performance based” as defined in Section 162(m) of the Code (“162(m) Qualified”).  Base salaries and annual incentive bonuses are not 162(m) Qualified.  Restricted stock granted pursuant to a Shareholder approved plan is 162(m) Qualified if the stock vests based on the achievement of objective performance goals.  Please see the proposal regarding re-approval of the 2006 Stock-Based Incentive Compensation Plan below.  Restricted stock that is time-based is not 162(m) Qualified.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities.  The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 23, 2011 by the members of the Compensation Committee.

Hans Löliger, Chairperson
Arnold Donald
Jim Turner

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2010:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

John W. Conway	2010	$1,075,000	$6,881,025	$3,708,750	$1,244,267	$793,055	$13,702,097
Chairman of the Board, President and Chief Executive Officer	2009	1,075,000	6,497,730	3,708,750	2,826,579	1,551,076	15,659,135
	2008	1,075,000	6,132,293	3,560,400	7,637,998	867,716	19,273,407

Timothy J. Donahue	2010	535,000	1,166,018	1,284,000	777,281	168,412	3,930,711
Executive Vice President and Chief Financial Officer	2009	505,000	1,019,902	1,212,000	598,565	145,024	3,480,491
	2008	445,000	612,375	768,960	316,454	67,137	2,209,926

Christopher C. Homfray (4)	2010	508,592	1,357,152	1,220,621	957,105	199,926	4,243,396
President-European Division	2009	494,343	1,257,558	1,306,485	1,115,403	223,604	4,397,393
	2008	399,886	825,419	767,782	116,793	135,204	2,245,084

Raymond L. McGowan	2010	535,000	1,166,018	1,284,000	696,108	173,253	3,854,379
President-Americas Division	2009	505,000	1,019,902	1,212,000	452,383	114,137	3,303,422
	2008	505,000	500,387	1,175,640	367,288	94,711	2,643,026

Josef Salaerts (5)	2010	424,707	545,030	955,591	781,288	763,275	3,469,891
President-Asia-Pacific Division	2009	315,000	424,210	567,000	446,524	391,926	2,144,660

(1)
The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition) awards issued by the Company for the respective fiscal years.  The aggregate grant-date fair market values of the time-based restricted stock awards were as follows:  Mr. Conway: $2,177,661 for 2010, $3,219,864 for 2009 and $4,125,832 for 2008; Mr. Donahue: $369,009 for 2010, $505,395 for 2009 and $412,005 for 2008; Mr. Homfray: $429,497 for 2010, $623,163 for 2009 and $555,342 for 2008; Mr. McGowan: $369,009 for 2010, $505,395 for 2009 and $336,662 for 2008; and Mr. Salaerts: $172,485 for 2010 and $210,212 for 2009.  For performance-based restricted stock, the aggregate grant-date fair market value is based upon the probable outcome of the performance condition.  The aggregate grant-date fair market values of the performance-based restricted stock, assuming that the highest level of performance conditions were to be achieved, would be as follows:  Mr. Conway: $6,967,946 for 2010, $5,355,268 for 2009 and $3,556,587 for 2008; Mr. Donahue:  $1,180,754 for 2010, $840,583 for 2009 and $355,169 for 2008; Mr. Homfray: $1,374,304 for 2010, $1,036,454 for 2009 and $478,729 for 2008; Mr. McGowan: $1,180,754 for 2010, $840,583 for 2009 and $290,213 for 2008; and Mr. Salaerts: $551,919 for 2010 and $349,623 for 2009.  If the minimum level of performance conditions were not achieved, the value of the performance-based restricted stock awards would be $0 in all cases.

Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the consolidated  financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and that are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The amounts in this column for 2010 include the following items:

	J. Conway	T. Donahue	C. Homfray	R. McGowan	J. Salaerts

Change in Value of SERP Life Insurance	$712,582	$152,501	$115,607	$135,345	$166,682
FICA on Change in SERP Valuation	34,637	8,436	0	18,783	0
Automobile Allowance	26,850	3,800	20,076	15,450	37,389
Life Insurance*	15,311	0	0	0	0
Defined Contribution Plan Company Contributions	3,675	3,675	0	3,675	95,558
Overseas Housing Allowance	0	0	64,243	0	54,000
Third Country National Expat Benefits**	0	0	0	0	409,646
Total	$793,055	$168,412	$199,926	$173,253	$763,275

*	Life Insurance includes insurance premiums for Mr. Conway under a Split-Dollar Life Insurance Agreement.

**
Third Country National (“TCN”) Expat Benefits for Mr. Salaerts include tax equalization payments, in accordance with the Company’s TCN Expat Benefits policy, designed to facilitate employees’ relocation overseas, under which the Company covers Mr. Salaerts’ income taxes over and above those he would have incurred had he remained in his home country.

(4)	Mr. Homfray’s non-equity compensation for 2010 set forth in the table above has been converted from Euros into U.S. Dollars at the December 31, 2010 closing exchange rate of $1.3384.

(5)	Mr. Salaerts’ non-equity compensation for 2010 set forth in the table above has been converted from Singapore Dollars into U.S. Dollars at the December 31, 2010 closing exchange rate of $0.779296.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2010 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2010 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2010 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant date fair values of the stock awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and P to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2010 Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Dates of Equity Awards	Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
John Conway	2/25/2010 (5)	0	1,236,250	3,708,750	0	129,999	259,998	81,256	6,881,025
Timothy Donahue	2/25/2010 (6)	0	428,000	1,284,000	0	22,029	44,058	13,769	1,166,018
Christopher Homfray	2/25/2010 (7)	0	406,874	1,220,621	0	25,640	51,280	16,026	1,357,152
Raymond McGowan	2/25/2010 (8)	0	428,000	1,284,000	0	22,029	44,058	13,769	1,166,018
Jozef Salaerts	2/25/2010 (9)	0	318,530	955,591	0	10,297	20,594	6,436	545,030

(1)
These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2010 under the Company’s Economic Profit Incentive Plan.  For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the Economic Profit Incentive Plan for 2010, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2010 performance-based restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return (“TSR”) versus the TSR of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.  The vesting of the performance-based shares from the 2010 award will occur in February 2013, with the actual number of shares vesting dependent upon achievement of the defined goal.  For further details, refer to Note P, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Rights to the performance-based shares are not forfeited at retirement, death or disability and remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

(3)
These amounts represent time-based restricted stock awarded in 2010 and do not include the performance-based restricted stock awards.  Time-based restricted stock vests annually over three years from the date of the award.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2010.  The grant-date fair value of the time-based restricted stock is the closing price of the Company’s stock on the date of the award which was $26.80 per share.  The grant-date fair value of the performance-based shares is based on a Monte Carlo valuation model.  Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note P, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)
Represents grant to Mr. Conway of 211,255 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan. 81,256 shares vest over a three year period as follows: 27,086 shares on February 25, 2011 and 27,085 shares on February 25, 2012 and 2013. The remaining 129,999 shares vest on February 25, 2013 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 259,998.

(6)
Represents grant to Mr. Donahue of 35,798 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  13,769 shares vest over a three year period as follows:  4,590 shares on February 25, 2011 and 2012 and 4,589 shares on February 25, 2013.  The remaining 22,029 shares vest on February 25, 2013 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 44,058.

(7)
Represents grant to Mr. Homfray of 41,666 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  16,026 shares vest over a three year period as follows:  5,342 shares on February 25, 2011, 2012 and 2013.  The remaining 25,640 shares vest on February 25, 2013 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 51,280.

(8)
Represents grant to Mr. McGowan of 35,798 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  13,769 shares vest over a three year period as follows:  4,590 shares on February 25, 2011 and 2012 and 4,589 shares vest on February 25, 2013.  The remaining 22,029 shares vest on February 25, 2013 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 44,058.

(9)
Represents grant to Mr. Salaerts of 16,733 shares of stock-based compensation under the 2006 Stock-Based Incentive Compensation Plan.  6,436 shares vest over a three year period as follows:  2,146 shares on February 25, 2011 and 2,145 shares on February 25, 2012 and 2013.  The remaining 10,297 shares vest on February 25, 2013 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 20,594.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options (under “Option Awards”) and unvested time-based restricted Common Stock and unvested equity incentive plan performance-based restricted Common Stock (under “Stock Awards”) held by the Company’s NEOs on December 31, 2010.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2001, 2004 and 2006 stock-based incentive compensation plans.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway	150,000 500,000		8.75 8.60	2/24/2014 5/3/2014	255,650	8,533,597	350,306	11,693,214
Timothy Donahue					37,679	1,257,725	52,132	1,740,166
Christopher Homfray					46,204	1,542,290	63,657	2,124,871
Raymond McGowan	20,000	30,000	23.45	2/20/2017	36,572	1,220,773	50,700	1,692,366
Jozef Salaerts	5,000 5,000 16,000	24,000	8.75 13.20 23.45	2/24/2014 12/15/2014 2/20/2017	16,948	565,724	23,552	786,166

(1)	With respect to the unvested Option Awards reported under this column, one-third vested on February 20, 2011 and one-third will vest on February 20, 2012 and 2013.

(2)
Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2008, the final one-third vested on January 9, 2011; with respect to awards made in 2009, the second one-third vested on January 16, 2011 and the remaining one-third will vest on January 16, 2012; and with respect to awards made in 2010, the first one-third vested on February 25, 2011, the second one-third will vest on February 25, 2012 and the remaining one-third will vest on February 25, 2013.  If a participant terminates employment due to retirement, disability or death, or upon a “change of control” of the Company, vesting of the awards accelerates to the date of termination.

(3)	Computed as of December 31, 2010. The closing price of the Company’s Common Stock on December 31, 2010 was $33.38.

(4)
These amounts represent the targets as presented in the Grants of Plan-Based Awards table above.  The range of shares to be received is 0 to 200% of the target based on the level of the performance achieved under the 2008 award from January 1, 2008 to December 31, 2010; under the 2009 award from January 1, 2009 to December 31, 2011; and under the 2010 award from January 1, 2010 to December 31, 2012.  The number reported does not include the additional shares that may be awarded based upon the Company’s performance and includes shares that may be forfeited based on the Company’s performance.  The vesting date for the performance-based shares awarded in 2008 was January 9, 2011.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 90th percentile which entitled the NEOs to performance-based shares at 200% of their individual targets.  Accordingly, in addition to the 2008 target number of performance-based shares reported in this column, the following awards were made:  Mr. Conway – 78,408 shares, Mr. Donahue – 7,830 shares, Mr. Homfray – 10,554 shares, Mr. McGowan – 6,398 shares and Mr. Salaerts – 3,991 shares.  These additional shares vesting after December 31, 2010 are not included in the amounts in this column.  The vesting dates of the performance-based shares that have not vested are January 16, 2012 with respect to the 2009 grant and February 25, 2013 with respect to the 2010 grant.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2010 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3) ($)
John Conway	254,848	6,816,618	266,041	6,940,343
Timothy Donahue	150,000	3,726,173	36,464	950,487
Christopher Homfray	45,000	843,000	50,080	1,305,356
Raymond McGowan	7,500	149,551	13,876	362,597
Jozef Salaerts	0	0	6,800	177,917

(1)
The amounts in this column are the aggregate dollar amounts realized upon exercise, calculated by multiplying the number of shares subject to outstanding options times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
Amounts in this column include both time-based and performance-based restricted stock vesting in 2010.  For Messrs. Conway, Donahue and Homfray, the amounts include the additional performance-based shares earned under the 2007 award that were issued on January 16, 2010 as a result of the Company’s achievement of a total shareholder return in the 83rd percentile among its peer group, which entitles those NEOs to performance shares at 179.54% of their individual targets.  Accordingly, in addition to the 2007 target number of performance shares reflected in this column, Mr. Conway was awarded 48,651 additional shares, Mr. Donahue was awarded 7,036 additional shares and Mr. Homfray was awarded 10,125 additional shares, which are also reflected in this column.  Messrs. McGowan and Salaerts did not receive performance-based share awards in 2007.  For further information relating to the performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(3)
The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	36 36	1,252,919 29,582,212
Timothy Donahue	Pension Plan SERP	20 20	311,859 2,073,663
Christopher Homfray	Pension Plan SERP	15 15	1,736,902 1,349,928
Raymond McGowan	Pension Plan SERP	9 9	232,947 1,551,121
Jozef Salaerts	Pension Plan SERP	- 22	- 1,805,165

(1)
The U.S. Pension Plan in which the NEOs (other than Messrs. Homfray and Salaerts) participate is designed and administered to qualify under Section 401(a) of the Code.  Mr. Homfray’s pension plan benefits are governed by the U.K. Pension Plan provided by the Company to its U.K. employees; effective December 31, 2010, Mr. Homfray’s active participation in the U.K. Pension Plan ceased, and after such date Mr. Homfray will participate in the pension plan covering members of European Division senior management.  Mr. Salaerts participates in an international defined contribution retirement benefits plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of Messrs. Donahue, Homfray, McGowan and Salaerts of the average of the five highest consecutive years of earnings during the last 10 years of service (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of Messrs. Donahue, Homfray, McGowan and Salaerts of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, with respect to Mr. Conway, his 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions that were in accordance with the guidelines of FAS 87 and that are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	All of the benefits above are vested with respect to the NEOs, except that Messrs. Homfray and Salaerts are not vested in the SERP.

DIRECTOR COMPENSATION

The following table discloses 2010 Director compensation for all non-employee Directors who served as Directors in 2010. Compensation for Mr. Conway is reported in the Summary Compensation Table.  Mr. Conway does not earn additional compensation for his service as Director or for his service as Chairman.  Messrs. Miller and Müller are not included in the table because they joined the Board in late 2010 and early 2011, respectively, and did not receive compensation for service as Directors in 2010.

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (2)(3) ($)	Total ($)
Jenne Britell	104,500	100,000	204,500
Arnold Donald	89,000	100,000	189,000
William Little	112,500	100,000	212,500
Hans Löliger	105,000	100,000	205,000
Thomas Ralph	125,500	100,000	225,500
Hugues du Rouret	99,500	100,000	199,500
Alan Rutherford (4)	77,500	100,000	177,500
Jim Turner	87,500	100,000	187,500
William Urkiel	99,500	100,000	199,500

(1)
Cash-based Director’s fees for 2010 were $70,000 annually, and cash meeting attendance fees were $1,500 per Board meeting.  Cash committee fees in 2010 were as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all committee members, an attendance fee of $1,500 per meeting.  Directors do not receive any additional fees for their service on the Executive Committee.

(2)
Each Director may defer receipt of all, or any part, of his or her compensation until termination of service as a Director.  Mr. Ralph deferred receipt of the $70,000 annual cash-based Director fee in 2010.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years and are credited with interest at the prime rate until distributed.

(3)
The annual grant of Company Common Stock for 2010 consisted of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(4)	Mr. Rutherford notified the Company in January 2011 that he will not stand for re-election to the Board at the Company’s 2011 Annual Meeting of Shareholders.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has employment agreements with all of its NEOs other than Mr. Salaerts.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Mr. Conway has agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Donahue and McGowan are subject to a similar non-competition provision which is limited to a one year post-employment period prior to a change in control and two years following a change in control.  Mr. Homfray is subject to a one year post-employment non-competition provision.

Under the agreements for Messrs. Conway, Donahue and McGowan (the “U.S. NEOs”), if an executive’s employment is terminated because of a voluntary termination (including retirement), disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target bonus payment and any vested retirement, incentive or other benefits.  If a U.S. NEO’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Conway, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. Donahue and McGowan, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target bonus payment and (iii) a lump sum payment equal to the executive’s base salary.  In the case of Mr. Homfray, if his employment had been terminated by the Company without “serious fault” on or prior to December 31, 2010, he would have received 18 months of base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of a U.S. NEO is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Mr. Conway  and during the 12-month period following a Change in Control with respect to Messrs. Donahue and McGowan, the Company will pay to such executive his base salary through the date of termination plus a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  In addition, all stock options and time-based and performance-based restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  With respect to Mr. Conway, following a Change in Control, “Good Reason” includes the executive’s voluntary termination of employment for any reason during the one month period following the one year anniversary of the Change in Control.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of payments contingent on a change in control for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

Effective January 1, 2011, Mr. Homfray entered into a new employment agreement with the Company, which replaces his prior employment agreement described above.  Under this new employment agreement, if Mr. Homfray’s employment is terminated by the Company other than for cause, he will receive a payment equal to 12 months of base salary.  Mr. Homfray remains subject to a one year post-employment non-competition provision and additionally has agreed, under the terms of the new employment agreement, that for one year post-employment he will not solicit Company employees to terminate employment with the Company.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2010.

Name	Benefit	Termination upon Retirement, Disability or Death ($)	Resignation for Good Reason Prior to a Change in Control ($)	Termination without Cause Prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control ($)

John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	12,214,150
	Accelerated Restricted Stock Vesting: (1)	8,533,597			20,226,811
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits: (2)	126,366			126,366
	Tax Gross-Up: (3)				35,589,686

Timothy Donahue	Salary:			535,000	1,605,000
	Bonus:	428,000		428,000	3,173,960
	Accelerated Restricted Stock Vesting: (1)	1,257,725			2,997,891
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits: (2)	817,151			817,151
	Tax Gross-Up: (3)				5,149,141

Christopher Homfray	Salary:			762,888	762,888
	Bonus:
	Accelerated Restricted Stock Vesting: (1)	1,542,290			3,667,160
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits:
	Tax Gross-Up:

Raymond McGowan	Salary:			535,000	1,605,000
	Bonus:	428,000		428,000	3,303,140
	Accelerated Restricted Stock Vesting:(1)	1,220,773			2,913,139
	Accelerated Stock Option Vesting: (4)				297,900
	Additional Health Care Benefits: (2)	363,053			363,053
	Tax Gross-Up: (3)				4,399,109

Jozef Salaerts	Salary:
	Bonus:
	Accelerated Restricted Stock Vesting: (1)	565,724			1,351,890
	Accelerated Stock Option Vesting:
	Additional Health Care Benefits:
	Tax Gross-Up:

(1)
The vesting of time-based and performance-based restricted stock awards accelerates upon (i) termination for retirement, death or disability and (ii) termination without cause or resignation for good reason after a Change in Control.  In the case of acceleration due to retirement, disability or death, the performance shares remain outstanding until the performance period ends.  Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured.  For termination after a Change in Control, the target level of performance share compensation has been included with the share-based compensation from restricted stock.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note P, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2)
The additional health care coverage set forth in this column relates to retirement. Coverage related to death or disability would be valued at $179,604 for Mr. Conway, $1,125,962 for Mr. Donahue and $533,470 for Mr. McGowan.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  Consequently, the Company has agreed to reimburse the NEOs for all taxes imposed on such lump sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

(4)
The accelerated stock option vesting amount for Mr. McGowan represents the difference between the closing stock price of $33.38 at December 31, 2010 and the exercise price on the grant date, February 20, 2007, multiplied by the number of unvested shares subject to outstanding options as of December 31, 2010.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, is the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2011.  PricewaterhouseCoopers performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2010 and December 31, 2009.  (1) Audit Fees totaled $6,090,000 and $5,987,000 for the years 2010 and 2009, respectively.  These fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit Related Fees totaled $249,000 and $106,000 for the years 2010 and 2009, respectively.  The services for the fees reported under this category include due diligence in connection with mergers and acquisitions and other assurance related services performed in connection with statutory requirements in various countries.  (3) Tax Compliance Fees totaled $2,744,000 and $1,727,000 for the years 2010 and 2009, respectively.  These fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services totaled $5,987,000 and $720,000 for the years 2010 and 2009, respectively.  These fees were for tax planning and advice.  (5) All Other Fees totaled $49,000 and $56,000 for the years 2010 and 2009, respectively, and were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors.  The Audit Committee considers the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors, and reviews such levels each year.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $100,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2010 the Chairperson reviewed and approved services with fees totaling less than $402,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2010 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2010.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

This report is respectfully submitted on February 23, 2011 by the members of the Audit Committee of the Board of Directors.

Jenne Britell, Chairperson
William Little
Thomas Ralph
Hugues du Rouret
William Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2011.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

RE-APPROVAL OF THE 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
AS AMENDED

The Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan, as amended (the “Plan”) allows the Company to grant stock-based compensation awards in order to attract, retain and award valued employees by offering them a greater stake in the Company’s success and a closer identity with it and encouraging ownership of the Company’s stock by such employees.  The persons eligible to participate are any employee of the Company, its subsidiaries or affiliates (including a Director of the Company who is such an employee).  The Plan is administered by a Committee appointed by the Board (the “Plan Committee”).  Currently, the Plan Committee consists of three independent Directors.  None of these Directors receive compensation for administering the Plan.  The total number of shares of Common Stock that were originally authorized for grant under the Plan was 7,500,000.  As of March 1, 2011, 1,984,587 shares of Common Stock remained available for issuance under the Plan.  No increase in the number of shares available for grant under the Plan is being sought.

The Company intends to continue to use the Plan to provide incentive opportunities.  However, Section 162(m) of the Internal Revenue Code (the “Code”), does not allow publicly held companies to deduct compensation paid to certain executives above $1 million per executive for the year.  Awards under performance-based compensation plans, approved by shareholders at least every five years, are not subject to this deduction limit.  The Company’s Shareholders last approved the Plan at the April 2006 Annual Meeting.

Since the original approval of the Plan there have been three amendments, which have revised the Plan as follows:

•	Dividends, if any, will not be paid with respect to the stock underlying awards of restricted stock or deferred stock during the applicable restricted or deferral period.
•
The Plan Committee is required to make equitable adjustments to outstanding awards made under the Plan upon the occurrence of stock splits and similar events affecting the Common Stock, instead of having the discretion to make such amendments.

•
The definition of Change in Control was amended such that (a) the mere approval by the Shareholders of a plan of liquidation of the Company will not cause a Change in Control under the Plan and (b) with respect to awards that are considered deferred compensation under Section 409A of the Code, a Change in Control will not be deemed to occur under the Plan unless such event would also be considered a change in control under Section 409A of the Code.

•
Any shares granted under the Plan that were used by a participant to satisfy any applicable tax withholding will reduce the number of shares of Common Stock available for future grant under the Plan (the foregoing merely memorialized the Company's historic method of counting shares available for grant under the Plan).

•
A participant under the Plan who is subject to Section 16 of the Securities Exchange Act of 1934 may satisfy any tax withholding obligations in connection with an award by directing the Company to retain shares in such award, without the requirement that the Plan Committee consent to such retention.

The Company’s Board of Directors proposes that the Shareholders approve the continuation of the Plan.  If this proposal is not approved by the Shareholders, the Company may continue to grant awards under the Plan until the date all shares reserved under the Plan have been issued or the earlier termination of the Plan.  However, without such approval, the compensation awards made under the Plan to the Company’s CEO and the next four most highly compensated executives are not expected to be deductible by the Company for federal income tax purposes.

The material features of the Plan are described below:

Summary of the Plan

The following general description of certain features of the Plan is qualified in its entirety by reference to the Plan.

General.  The Plan authorizes the grant of options, stock appreciation rights, restricted stock and deferred stock (collectively called “Awards”).  Options granted under the Plan may be either "incentive stock options," as defined in section 422 of the Code, or nonqualified stock options, as determined by the Plan Committee.

Eligibility.  The Plan provides that Awards may be granted to any employee of the Company, its subsidiaries or affiliates (including a Director of the Company who is such an employee).

Administration.  The Plan is administered by the Plan Committee.  Subject to the other provisions of the Plan, the Plan Committee has the authority to:

•	interpret the Plan;

•	establish and amend rules and regulations relating to the Plan;

•	select the participants and determine the type of Awards to be made to participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of Awards; and

•	make all other determinations it deems necessary or advisable for the administration of the Plan.

Each Award granted under the Plan is evidenced by a written award agreement between the participant and the Company that describes the Award and states the terms and conditions to which the Award is subject.  The principal terms and conditions of each particular type of Award are described below.

If any Award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Award will again be available for future grant.  In addition, any shares under the Plan that are used to satisfy award obligations under the plan of another entity that is acquired by the Company will not count against the remaining number of shares available.  Stock appreciation rights which are exercised and settled in shares of Common Stock shall be counted in full against the number of shares of Common Stock available for award under the Plan, regardless of the number of shares issued upon settlement of the SAR.  Any shares of Common Stock tendered by a recipient of an Award in payment of an exercise price for an Award or the tax liability with respect to an Award, including any shares withheld from any such Award, shall not be available for award under the Plan.  Finally, if there is any change in the Company’s corporate capitalization, the Plan Committee shall make equitable adjustments to outstanding Awards.

Performance Goals

The Plan Committee may condition the grant and vesting or exercise of options, stock appreciation rights, restricted stock and deferred stock on the achievement of performance objectives, including:

•	the price of Common Stock,
•	the market share of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	sales by the Company, its subsidiaries or affiliates (or any business unit thereof),
•	earnings per share of Common Stock,
•	return on shareholder equity of the Company,
•	costs of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	cash flow of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	return on total assets of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	return on invested capital of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	return on net assets of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	operating income of the Company, its subsidiaries or affiliates (or any business unit thereof),
•	net income of the Company, its subsidiaries or affiliates (or any business unit thereof) or
•	any other financial or other measurement relating to the operations of the Company, its subsidiaries or affiliates (or any business unit thereof).

Deferred Stock and Restricted Stock

An Award of deferred stock is an agreement by the Company to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period, subject to the fulfillment of conditions specified in the Award agreement.

An Award of restricted stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events during the restriction period.  Each grant of restricted stock will specify the length of the restriction period and will include restrictions on transfer to third parties during the restriction period.  During the restriction period, the recipient has no right to receive dividends but can vote the shares of restricted stock.  In the discretion of the Plan Committee, an Award of restricted stock may provide for a tax reimbursement cash payment in connection with the tax consequences resulting from such Award.

Options

An option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”).  Each option agreement will specify the exercise price, the type of option, the term of the option, the date when the option will become exercisable and any applicable performance goals.

Exercise Price.  The Plan Committee will determine the exercise price of an option at the time the option is granted.  The exercise price under an option will not be less than 100% of the fair market value of Common Stock on the date the option is granted.

Consideration.  The means of payment for shares issued upon exercise of an option will be specified in each option agreement and generally may be made in cash, through a broker or bank from the proceeds of the sale of the shares purchased through the exercise of the option or, with the Plan Committee’s consent, with certain other shares of Common Stock held by the optionee (including restricted stock); however, with respect to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, the Plan Committee’s consent will not be required.  If an option is exercised with restricted stock that has not yet vested, the shares received upon exercise of the option will be subject to the same restrictions as the restricted stock.

Term of the Option.  The term of an option granted under the Plan will be no longer than ten years from the date of grant.

Stock Appreciation Rights

A stock appreciation right ("SAR") entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock from the date of the grant of the SAR to the date of exercise, payable in cash, shares of Common Stock or any combination thereof.  Any grant may specify a waiting period or periods before the SAR may become exercisable and permissible dates or periods on or during which the SAR shall be exercisable.  No SAR may be exercised more than ten years from the grant date.

General Provisions

Vesting.  Each grant of deferred stock shall specify the deferral period and any other conditions to which future delivery of shares to the recipient is subject, including any applicable performance goals.  Each grant of restricted stock shall specify the duration of the restriction period and any other conditions under which the restricted stock would be forfeitable to the Company, including any applicable performance goals.  Each grant of options or SARs shall specify the length of service and/or any applicable performance goals that must be achieved before such grant becomes exercisable.

Nontransferability of Awards. In general, during a participant's lifetime, his or her Awards shall be exercisable only by the participant and shall not be transferable other than by will or the laws of descent and distribution.  However, the Plan Committee may provide for limited lifetime transfers of Awards, other than incentive stock options.

Effective Date, Amendments and Termination of the Plan.  The Plan became effective on April 27, 2006.  The Board of Directors has the authority to amend or terminate the Plan at any time; provided, however, that Shareholder approval is required for any amendment that (i) increases the number of shares available for Awards under the Plan (other than to reflect a change in the Company’s capital structure), (ii) results in the repricing of any option or SAR or (iii) is otherwise required by applicable law or regulation.  The Plan will terminate automatically on April 26, 2016.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the Plan.  The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

Deferred Stock.  A participant realizes no taxable income and the Company is not entitled to a deduction when deferred stock is awarded.  When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction.  A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them.  Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the end of the deferral period.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

No dividends will be paid with respect to any deferred stock during the deferral period, and no participant will have a future right to any dividend declared during such period.

Restricted Stock.  Restricted stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes.  If a participant who receives such restricted stock does not make the election described below, the participant realizes no taxable income upon the receipt of restricted stock, and the Company is not entitled to a deduction at such time.  When the forfeiture restrictions with respect to the restricted stock lapse, the participant will realize ordinary income equal to the fair market value of the shares at that time, and the Company will be entitled to a corresponding deduction.  A participant’s tax basis in restricted stock will be equal to the fair market value of such shares when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse.  Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether at the time of sale the shares have been held for more than one year following the lapse of the restrictions.  Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares.  By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse.  The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time.  By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold.  The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to the fair market value of such shares when received by the participant, and the participant’s holding period for such shares begins at that time.  If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election.  To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

No dividends will be paid with respect to restricted stock during the period in which such restrictions are in force, and no participant will have a future right to any dividend declared during such period.

Non-Qualified Options.  A participant realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted.  Upon exercise of a non-qualified option, a participant will realize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction.  A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time.  Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year.  The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Under the Plan, payment of the exercise price with respect to non-qualified options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant.  Payment in Common Stock or restricted stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares.  In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered.  The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options.  A participant realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised.  Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be a long-term capital gain or loss, and the Company will not be entitled to a deduction.  If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will realize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option.  Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year.  If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the Plan, payment of the exercise price with respect to incentive stock options may, with the consent of the Plan Committee, be made in whole or in part with shares of Common Stock or restricted stock held by the participant.  Such an exercise will be treated as a tax-free exchange of the shares of Common Stock or restricted stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares.  In the case of payment in restricted stock, however, the equivalent number of shares of Common Stock received shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the restricted stock surrendered.  Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs.  A participant realizes no taxable income and the Company is not entitled to a deduction when an SAR is granted.  Upon exercising an SAR, a participant will realize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.  A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time.

Upon sale of the shares of Common Stock received upon exercise of an SAR, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year.  The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Withholding.  The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award.  Participants who are subject to Section 16 of the Securities Exchange Act of 1934 may, and the Plan Committee may allow other participants to, satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

New Plan Benefits

The benefits that will be awarded or paid under the Plan are not currently determinable. Awards granted under the Plan are within the discretion of the Plan Committee, and the Plan Committee has not determined future awards or who might receive them.

Equity Compensation Plan Information

The following table sets forth information with respect to Awards granted under the Plan during the 2010 fiscal year. The information with respect to performance-based restricted stock is based on the target number of shares that may be realized under the Company’s 2010 performance-based share Awards.

Name and Position	Number of Time-Based Shares of Common Stock Covered by Awards in 2010	Number of Performance-Based Shares of Common Stock Covered by Awards in 2010	Number of Shares of Common Stock Covered by Option Awards in 2010
John Conway	81,256	129,999	0
Timothy Donahue	13,769	22,029	0
Christopher Homfray	16,026	25,640	0
Raymond McGowan	13,769	22,029	0
Jozef Salaerts	6,436	10,297	0
All Executive Officers as a group	131,256	209,994	0
All Non-Employee Directors as a group	0	0	0
All Non-Executive Officers as a group	12,269	19,630	10,000

The following table provides information as of December 31, 2010 with respect to shares of the Company’s Common Stock that may be issued under all of its equity compensation plans.

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans
approved by security holders	4,468,002 (1)	$18.08	3,752,838 (2)
Equity compensation plans not approved by security holders	0	N/A	0

Total	4,468,002	$18.08	3,752,838

(1)	Includes the 1997, 2001, 2004 and 2006 Stock-Based Incentive Compensation Plans.

(2)
Includes 2,440,868, 996,430 and 315,540 shares available for issuance at December 31, 2010 under the 2006 Stock-Based Incentive Compensation Plan, the Company’s Stock Purchase Plan and the Stock Compensation Plan for Non-Employee Directors, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RE-APPROVAL OF THE 2006 STOCK-BASED INCENTIVE
COMPENSATION PLAN AS AMENDED.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation requires that the Company include in this Proxy Statement a non-binding advisory shareholder vote on executive compensation (commonly referred to as “Say-on-Pay”).

The Board of Directors encourages Shareholders to review the Compensation Discussion and Analysis section of this Proxy Statement, including the tables and related narrative, for details regarding the Company’s executive compensation program and 2010 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders.  To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2011 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
AN ADVISORY VOTE “FOR” THE APPROVAL OF THIS RESOLUTION
ON EXECUTIVE COMPENSATION.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Company is seeking the input of the Shareholders on the frequency with which they will be asked to cast advisory votes on the compensation of the Named Executive Officers.  The Shareholders are asked to indicate their preferences for one of the following options: (a) once every year, (b) once every two years, (c) once every three years or (d) abstain.

The Board of Directors recommends that the advisory vote on the compensation of the Named Executive Officers be held once every year.  The Board of Directors has determined that, although the Company’s focus is on long-term value, the Shareholders should have an annual opportunity to provide input on the executive compensation program.  The Board of Directors’ determination was based upon the premise that the executive compensation program is evaluated, adjusted and approved on an annual basis by the Compensation Committee and the Board of Directors’ belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual determinations.  Additionally, an annual vote promotes a higher level of accountability to the Shareholders and fosters more frequent communication between the Compensation Committee and the Shareholders.

Although the Board of Directors is eager to learn the preferences of the Shareholders regarding the frequency with which the Company will hold an advisory vote on the compensation of its Named Executive Officers, this frequency vote is advisory and is not binding on the Board of Directors or the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE SHAREHOLDERS VOTE FOR THE OPTION OF “ONCE EVERY YEAR”
FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2010, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 22, 2011.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 22, 2011, nor more than 150 days, which is October 23, 2011, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials have been made available at
http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement,

•	the Proxy Card relating to the Annual Meeting of Shareholders and

•	the Annual Report to Shareholders.

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders, is not part of the proxy soliciting materials.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC on February 28, 2011.  A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 21, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign and indicate changes below:   □

COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Items 1 through 4 and “ONCE EVERY YEAR” for Item 5.
1.	Election of	01 Jenne K. Britell	05 Hans J. Löliger	09 Hugues du Rouret	□	Vote FOR	□	Vote WITHHELD
	directors:	02 John W. Conway	06 James H. Miller	10 Jim L. Turner		all nominees		from all nominees
		03 Arnold W. Donald	07 Josef M. Müller	11 William S. Urkiel		(except as marked)
		04 William G. Little	08 Thomas A. Ralph

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

\/   Please fold here - Do not separate  \/

2.	To ratify the appointment of independent auditors for the fiscal year ending
	December 31, 2011, which the Board of Directors unanimously recommends.	□	For	□	Against	□	Abstain

3.	To re-approve the terms of the 2006 Stock-Based Incentive Compensation
	Plan, as amended.	□	For	□	Against	□	Abstain

4.	Non-binding advisory vote on executive compensation.	□	For	□	Against	□	Abstain

5.	Non-binding advisory vote on the frequency of future say-on-pay votes.
	□	Once Every Year	□	Once Every Two Years	□	Once Every Three Years	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 4 AND “ONCE EVERY YEAR” FOR ITEM 5.

Date _____________________________________
Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2011
9:30 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Copies of the following materials are available at

http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

• the Proxy Statement relating to the Annual Meeting of Shareholders,
• this Proxy Card and
• the Annual Report to Shareholders

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154-4599	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 28, 2011

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 8, 2011 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 28, 2011 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.eproxy.com/cck	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
April 27, 2011.	(CT) on April 27, 2011.

Voting your Proxy by Internet or Telephone

• Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.
• You do NOT need to mail back your Proxy Card.

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